TRANS-FORELAND PIPELINE DEVELOPMENT AGREEMENT

This Trans-Foreland Pipeline Development Agreement (“Agreement”) is entered into as of February 6, 2014, with an effective date of January 1, 2014, by and between Tesoro Alaska Company, a Delaware corporation (“Tesoro”), Trans-Foreland Pipeline Company LLC, a Deleware limited liability company (“TFPC”) and Cook Inlet Energy, LLC, an Alaska limited liability company (“CIE”). Tesoro and CIE are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

I.    RECITALS

1.    Tesoro and CIE each have an interest in developing, planning, constructing, and utilizing a crude oil transportation pipeline and related facilities (“Trans-Foreland Pipeline”) to connect the Kustatan Production Facility (“KPF”) located on the west side of Alaska’s Cook Inlet with the Kenai Pipe Line Company (“KPL”) tank farm located on the east side of Cook Inlet (“Trans‑Foreland Pipeline Project” or “Project”).

2.    Tesoro and CIE have entered into certain letter agreements dated March 13, 2012, and January 2, 2013 (the “Existing Letter Agreements”), pursuant to which the Parties have agreed to fund and participate in certain initial activities regarding the Project, including initial permitting, cost estimating, design studies, constructability reviews, and miscellaneous engineering activities. This Agreement constitutes a Definitive Agreement between the Parties as referenced in paragraph 6(iii) of the January 2, 2013 Existing Letter Agreement.
3.    Tesoro has formed TFPC for the purpose of constructing the Project, and owning and operating the Trans-Foreland Pipeline, as more specifically provided below.
4.    CIE is the owner of certain crude oil transportation-related assets located on the west side of Cook Inlet consisting of pipeline pigging facilities, two crude oil shipping pumps at KPF, approximately eight miles of 8” diameter onshore crude oil pipeline that connects KPF to the Trading Bay Production Facility (“Kustatan Pipeline”), and the related right-of-way (“ROW”) (collectively “CIE West-Side Assets”). For clarity, the CIE West-Side Assets shall not include offshore pipelines extending to CIE’s production platforms, and the exact origination point for the pipeline included in the CIE West Side Assets will be determined by the engineering and design studies for the Project. CIE currently estimates and represents the value of the CIE West-Side Assets to be approximately $7.2 million, based upon its determination of the original cost of those assets. The Parties presently anticipate the utilization of the CIE West-Side Assets in conjunction with the Project to allow crude oil produced on the west side of Cook Inlet to reach the Trans-Foreland Pipeline, as presently planned.

5.    The Parties anticipate that the Project, including the CIE West-Side Assets, will be dedicated to public service under the provisions of the Alaska Pipeline Act, AS 42.06, and thereby regulated by the Regulatory Commission of Alaska (“RCA”).

6.    Crude oil produced on the west side of Cook Inlet has been historically transported to the KPL tank farm through the combined use of Cook Inlet Pipeline Company (“CIPL”) transportation facilities and tanker vessels. During a recent six month period, 1,686,602 bbls of crude oil were shipped via CIPL and tanker from the east to west sides of the Cook Inlet at a cost of approximately $6.22 per bbl (CIPL tariff of $3.21 per bbl, plus CISPRI charge of $0.3517 per bbl, plus 7 tanker loads at $640,000 each = $4,480,000 ÷ 1,686,602 bbls = $2.6562 per bbl marine vessel cost)(in the aggregate the “Alternative Shipping Cost”). The Parties presently estimate that the Trans-Foreland Pipeline tariff will be less than the Alternative Shipping Cost.

7.    The Parties further anticipate that either before or after the completion of the Project, Tesoro may, at its sole option, transfer its ownership interest in the Project and in TFPC to a subsidiary of Tesoro Logistics, LP (“TLLP”).

8.    The Parties are poised to proceed with the next phases of the Project and desire to enter into this Agreement for the purpose of governing their relationship with regard thereto.

Based upon the foregoing Recitals, and good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

II.    TERMS AND CONDITIONS

1.    Trans-Foreland Pipeline Company. TFPC, which is wholly owned by Tesoro, shall, subject to the provisions of paragraph II.2 below, fund, plan, construct, own, and operate the Project, at its sole cost and expense. TFPC shall take such action as is necessary to obtain all required permits, rights-of-way, licenses and approvals, including those of governmental agencies or authorities, necessary for the planning, construction, ownership, and operation of the Project. TFPC shall utilize services of CIE personnel, acting as contractors of TFPC, to assist in managing the Project and to otherwise assist in accomplishing tasks required of TFPC hereunder. TFPC shall compensate CIE for such services at the rate of $20,000.00 per month (pro rated for any partial month), commencing January 1, 2014, and continuing monthly thereafter until the earlier of (a) the commissioning of the Project for operation, or (2) December 31, 2015. CIE and its employees shall be independent contractors with respect to all such services performed, and those employees or other personnel shall not be employees of TFPC or Tesoro.

2.    CIE Option to Acquire Project. In the event that Tesoro and TFPC do not have necessary board of director approval of Project completion and financing by December 31, 2015, or elect before such date, in their sole and absolute discretion, not to pursue the Project to completion, CIE shall have the right to purchase from Tesoro and TFPC: (a) all tangible property acquired by Tesoro and TFPC for the Project, including without limitation, pipe, valves and fittings, at Tesoro’s/TFPC’s cost for such property, and(b) Tesoro’s and TFPC’s intangible property, including without limitation, engineering, study data/results, plans, permits (to the extent transferable, but not including any privileged attorney client communications or attorney work product), at a price of $817,490 for such intangible property. Tesoro and TFPC shall promptly notify CIE if they do not receive board approval or otherwise elect not to pursue the project to completion, and CIE shall have a period of up to ninety (90) days after such notice to exercise its rights to purchase such property. Upon CIE’s request, Tesoro and TFPC shall provide CIE with an itemized accounting which evidences the cost of any tangible property acquired for the Project. If Tesoro and TFPC elect not to pursue the Project, with the exception of the obligations under this paragraph 2 and paragraph 6 below, Tesoro, TFPC and CIE shall have no further obligations under this Agreement.

3.    CIE West-Side Assets. If TFPC and/or Tesoro elect to pursue completion of the Project on or before December 31, 2015, then the Parties shall enter into further agreements, on terms consistent with those outlined below.
(a) TFPC and/or Tesoro shall purchase the CIE West-Side Assets from CIE prior to commissioning of the Project. Such transaction shall be based upon a written purchase and sale agreement to be negotiated by and entered into between TFPC and/or Tesoro, and CIE and shall include such terms and conditions as are standard for such agreements. The purchase price to be paid by TFPC and/or Tesoro for the CIE West-Side Assets shall be equal to the rate base amount approved by the RCA (whether through litigation or settlement) for such CIE West-Side Assets, but in no event shall be lower than $4 million or greater than $10 million. TFPC and/or Tesoro shall make reasonable efforts to maximize the RCA approved rate base value attributable to the CIE West-Side Assets, within the parameters specified above. To the extent that the parties find it desirable to conclude the purchase and sale of the CIE West-Side Assets prior to the above-referenced rate base approval by the RCA, the purchase price to be paid by TFPC and/or Tesoro at that time shall be $7.2 million, and such purchase price shall be subject to a post-closing true-up mechanism to rebalance the purchase price paid by TFPC and/or Tesoro to correspond to the amount of the approved rate base. In accordance with such true-up mechanism, and subject to the minimum purchase price of $4 million and the maximum purchase price of $10 million, the difference between the purchase price paid by TFPC and/or Tesoro and the rate base for such CIE West-Side Assets as ultimately approved by the RCA in a final, non‑appealable order, shall be paid by one Party to the other, as the case may be.
(b) CIE and TFPC shall negotiate one or more ROW agreements, on reasonable terms and conditions, underwhich CIE will authorize TFPC to construct, operate and maintain a portion of the Trans-Foreland Pipeline along its presently planned route on properties owned in fee by CIE The offshore portion of the Trans-Foreland Pipeline shall be on ROWs to be acquired by Tesoro or TFPC.
(c) TFPC and CIE shall negotiate and enter into a written agreement, including terms standard for such agreements, to be effective when the Trans-Foreland Pipeline becomes operational, pursuant to which CIE shall provide services to assist in the operation of the CIE West-Side Assets and any other TFPC assets located on the west side of Cook Inlet as designated by TFPC. Such agreement shall include reasonable compensation to be paid by TFPC to CIE for such operational services and for reasonable actual expenses (i.e., power expense) incurred by CIE in the provision of such services.

4.    Transporation Deduction/Utilization of Trans-Foreland Pipeline.

(a) Tesoro’s purchases of CIE crude oil under paragraph II.5 below shall deduct a mutually agreed upon transportation deduction. The portion of such transportation deduction attributable to the Trans-Foreland Pipeline (including the CIE West-Side Assets) shall be based upon the first normalized 12 months of service, but shall not be greater than $5.91 per barrel for such initial 12 month period, which is ninety-five percent (95%) of the Alternative Shipping Cost. Such portion of the transportation deduction for the second year of operation shall be no greater than the first year deduction, as adjusted by the Consumer Price Index applicable to Anchorage, Alaska during the last month of the initial 12 months of operation.

(b) Until such time as Tesoro shall have recovered its initial investment in the engineering and construction of the Trans-Foreland Pipeline in full, and provided that the Trans-Foreland Pipeline is available to transport crude oil and Tesoro and CIE have good faith negotiation obligations under paragraph II. 5 below, CIE shall not utilize CIPL facilities to transport crude oil which is bound for the east side of Cook Inlet.

(c) So long as crude oil being produced by CIE on the west side of Cook Inlet is being shipped on the Trans-Foreland Pipeline, no less than sixty (60) days prior to TFPC’s filing of its initial or any revised intrastate rate(s) with the RCA, TFPC will provide CIE with all supporting data developed by TFPC, its affiliates and its or their respective consultants necessary to calculate such rate(s). CIE, upon written request to TFPC, shall be permitted to verify the data used in calculating such rate(s) by a procedure agreed upon by the Parties, which shall include, if requested, an audit consisting of direct examination of original source data identified by TFPC as being all of the data relied upon in calculating the maximum rate. The cost of any such examination or audit shall be borne by CIE. CIE shall communicate to TFPC any question about, or disagreement with, the data used by TFPC or the manner in which such data was used to calculate the subject TFPC rate(s). CIE and TFPC shall seek in good faith to resolve the questions or disagreements raised by CIE prior to the rate filing.

(d) Insofar as any of the data or information provided by TFPC to CIE in conjunction with the disclosure required in paragraph II. 4(b) above is classified by TFPC as confidential within the meaning of 3 AAC 48.045-049, as amended from time to time, TFPC and CIE shall negotiate and enter into a confidentiality agreement, including terms standard for such agreements, under which the confidentiality of such data and information is maintained as confidential.

5.    Tesoro’s Purchase of CIE Crude. If TFPC and/or Tesoro elect to pursue completion of the Project on or before December 31, 2015 then Tesoro and CIE shall negotiate in good faith a contract on market-based price terms for the purchase by Tesoro of all crude oil produced by CIE on the west side of Cook Inlet, up to the operating capacity of the Trans-Foreland Pipeline, for the shorter of (a) twenty years or (b) so long as Tesoro, any Tesoro affiliate, or TLLP or its subsidiaries own an interest in TFPC and the Nikiski, Alaska refinery.

6.    General Provisions.

(a) Relationship. Tesoro, TFPC, and CIE do not have by reason of this Agreement a partnership, fiduciary, co-venture, agency, or other similar relationship.

(b) Costs, Expenses and Attorneys’ Fees. Each Party will bear its own costs, expenses, and fees incurred in the negotiation and preparation of this Agreement, and in the consummation of the transaction contemplated hereby. If either Party finds it necessary to take action to protect, preserve, or enforce its rights hereunder, the prevailing Party to such action shall be entitled to reimbursement from the non-prevailing Party of all costs, including actual expert witness fees and expenses, and actual attorneys’ fees expended or incurred by such prevailing Party in such action.

(c) Amendment/Modification. This Agreement may only be amended or modified in a writing signed by all Parties.

(d) Interpretation/Parol Evidence. This writing is intended by the Parties as a final expression of their agreement, and is intended as a complete and exclusive statement of the terms of their agreement, thereby superseding all oral negotiations and prior writings in respect to the subject matter hereof, including, without limitation, the Existing Letter Agreements referenced in the Recitals above. For the avoidance of doubt, to the extent engineering or other costs or liabilities (other than payments or liabilities arising prior to the date of this Agreement) which were the subject of the Existing Letter Agreements remain unpaid, such matters shall still be subject to payment or satisfaction as specified in the Existing Letter Agreements. Except as expressly provided herein, no course of prior dealings between the Parties and no usage of the trade shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement, even though the accepting or acquiescing Party has knowledge of the nature of the performance and opportunity for objection. The term “including” or “includes,” as used herein, shall mean “including, without limitation,” and “includes, without limitation.”

(e) Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement, provided that such remaining portions or provisions can be construed in substance to constitute the agreement that the Parties intended to enter into in the first instance.

(f) Alaska Law Applicable. This Agreement and all documents executed in conjunction herewith shall be governed by and construed in accordance with the laws of the State of Alaska.

(g) Submission to Jurisdiction. Except as provided below, any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Alaska for the Third Judicial District in Anchorage, or the courts of the United States of America for the District of Alaska, and in no other courts; and, by execution and delivery of this Agreement in Anchorage, Alaska, all Parties to this Agreement hereby accept for themselves and in respect of each of their properties, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties hereby irrevocably and unconditionally waive any objection, including, without limitation, any objection to the laying of venue, or based on the grounds of forum non conveniens, which they or any of them may now or hereafter have to the bringing of any action or proceeding in such respective jurisdictions. Notwithstanding anything herein to the contrary, the RCA has primary jurisdiction regarding any dispute arising from TFPC’s regulated terms and conditions of service, including tariff rates, and any legal action or proceedings with respect thereto shall be brought before the RCA.

(h) Counterparts / Electronically Transmitted Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures may be used, and, if used, shall bind the signatory in the same fashion as an original signature. This Agreement shall be deemed fully executed by all Parties when signed by all Parties.

(i) Advice of Legal Counsel; Construction of Agreement. The Parties hereby acknowledge and warrant that, during negotiation of the transactions contemplated hereby, and in preparation of this Agreement, they have consulted with independent legal counsel of their own selection, respectively, and their decisions to enter into this Agreement are free and voluntary acts. It is hereby agreed that this Agreement shall be construed impartially, notwithstanding any rule of law regarding the construction of a writing or any ambiguity in a writing against a drafting Party.

(j) Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(k) Assignment. No Assignment of this Agreement, or any right or obligation hereunder, shall be made without prior notice to and written consent of the other Party (which consent shall not be unreasonably withheld), except that any Party shall have the right to assign this Agreement to any affiliate without the prior written consent of the other Party.

(l) Notices. All notices and other communications given pursuant to this Agreement shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, return receipt requested, and addressed to the Parties hereto at the addresses listed below; (b) hand-delivered to the intended addressee; or (c) sent by nationally recognized, overnight courier. All such notices shall also be sent by electronic transmission to the email addresses indicated below. Notices sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the addressee. The Parties may change their addresses, including email addresses, by giving notice thereof to the other in conformity with this provision:

If to Tesoro:	Tesoro Alaska Company
19100 Ridgewood Parkway
San Antonio, TX 78259
Attn: Paul Cannizzo
Telephone: (210) 626-4259
Email: Paul.h.cannizzo@tsocorp.com

With a copy to:	Charles S. Parrish
EVP and General Counsel
19100 Ridgewood Parkway
e-mail adress: Charles.S.Parrish@tsocorp.com

If to CIE:	Cook Inlet Energy, LLC
601 West 5th Avenue, Suite 310
Anchorage, AK 99501
Attn: David Hall
Telephone: (907) 334-6745
Email: david.hall@cookinlet.net

With a Copy to:	Kurt C. yost
SVP and General counsel
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
Telephone: (865) 2392-44337
Email: kyost@millerenergyresources.com

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth hereinabove.

TESORO ALASKA COMPANY

By: /s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Diretors and President

TRANS-FORELAND PIPELINE COMPANY LLC

By: /s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Manager

COOK INLET ENERGY, LLC

By: /s/ David M. Hall
David M. Hall
Chief Executive Officer